UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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TREEHOUSE FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TREEHOUSE FOODS, INC.
TWO WESTBROOK CORPORATE CENTER
TOWER TWO, SUITE 1070
WESTCHESTER, ILLINOIS 60154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON APRIL 30, 2009

You are cordially invited to attend the Annual Meeting of Stockholders of TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) that will be held at Two Westbrook Corporate Center, First Floor, Conference Center (Link Two/Five), Westchester, Illinois 60154, on Thursday, April 30, 2009, at 9:00 a.m., local time.

For the first time, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 18, 2009, we mailed to our stockholders who had not already requested paper material, a Notice containing instructions on how to access our 2009 proxy statement and annual report and vote online. All stockholders who have elected to continue to receive paper material will receive a copy of the proxy statement and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet, if you received them by mail this year.

At the annual meeting you will be asked to vote on the following matters:

1.	To elect two directors to hold office until the 2012 Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2009;

3.	To vote on a proposal to amend Article Fourth of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock, $0.01 par value, from 40,000,000 to 90,000,000; and

4.	To consider any other business that may properly come before the meeting.

The matters listed above are fully discussed in the proxy statement accompanying this notice. A copy of our 2008 Annual Report is also enclosed.

The record date for the annual meeting is March 3, 2009. Only stockholders of record as of March 3, 2009 are entitled to notice of and to vote at the meeting.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by completing, signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thomas E. O’Neill
Corporate Secretary

March 3, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2009

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

This proxy statement and our annual report are available at http://bnymellon.mobular.net/bnymellon/ths/. This proxy statement includes information on the following matters, among other things:

•	The date, time and location of the Annual Meeting;

•	A list of the matters being submitted to the stockholders for approval; and

•	Information concerning voting in person at the Annual Meeting.

If you want to receive a paper copy or e-mail of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before March 18, 2009 to facilitate timely delivery.

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TREEHOUSE FOODS, INC.
TWO WESTBROOK CORPORATE CENTER
TOWER TWO, SUITE 1070
WESTCHESTER, ILLINOIS 60154

PROXY STATEMENT

SUMMARY OF THE ANNUAL MEETING

We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Directors of TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) for use in voting at the Annual Meeting of Stockholders (the “Meeting”). The meeting will be held at our corporate headquarters at Two Westbrook Corporate Center, First Floor, Conference Center (Link Two/Five), Westchester, Illinois 60154, on Thursday, April 30, 2009, at 9:00 a.m. (Central Time). This proxy statement is being sent to stockholders on or about March 18, 2009.

The solicitation of proxies from the stockholders is being made by the Board of Directors and management of the Company. The cost of this solicitation, including the cost of preparing and making the proxy statement, the proxy card, notice of annual meeting and annual report are all being paid for by the Company.

Who May Vote

If you are a stockholder of record on March 3, 2009, you are entitled to vote at the Meeting. As of that date, there were 31,547,500 shares of the Company’s common stock (“Common Stock”) outstanding, the only class of voting securities outstanding. You are entitled to one vote for each share of common stock you own, without cumulation, on each matter to be voted upon at the Meeting.

How Proxies Work

Only votes cast in person at the Meeting or received by proxy before the beginning of the Meeting will be counted at the Meeting. Giving us your proxy means you authorize us to vote your shares at the Meeting in the manner you direct. If your shares are held in your name, you can vote by proxy in three convenient ways:

•	By Internet: Go to http://www.eproxy.com/ths and follow the instructions.

•	By Telephone: Call toll-free 1-866-580-9477 and follow the instructions.

•	By mail: Complete, sign, date and return your proxy card in the enclosed envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Central Time) on April 29, 2009.

As permitted by Securities and Exchange Commission rules, TreeHouse Foods is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On March 18, 2009, we mailed our stockholders a Notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

If your proxy is properly returned, the shares it represents will be voted at the Meeting in accordance with your instructions. If you do not give specific instructions, your shares will be voted as follows:

•	FOR the election of each of the two nominees for director set forth herein;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2009;

•	FOR the increase in authorized shares of Common Stock; and

•	with respect to any other matter that may properly come before the Meeting, in the discretion of the persons voting the respective proxies.

The Board of Directors does not intend to bring any matters before the Meeting except those indicated in the notice. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Shares Held Through a Bank, Broker or Other Nominee

If you are the beneficial owner of shares held in “street name” through a bank, broker or other nominee, such bank, broker or nominee, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. On non-discretionary items, for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposal concerning the election of directors (Proposal 1), the ratification of the independent registered public accounting firm (Proposal 2) and the proposal concerning the increase in authorized shares of common stock (Proposal 3) are all discretionary.

Quorum

Stockholders of record may vote their proxies by telephone, internet or mail. By using your proxy to vote in one of these ways, you authorize the three officers whose names are listed on the front of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Of course, if you attend the meeting, you may vote by ballot. If you are not present, your shares can be voted only when represented by a properly submitted proxy. Abstentions and broker non-votes (as described below under the heading — “Required Vote”) are counted for purposes of determining whether a quorum is met.

Revoking a Proxy

Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the Meeting by:

•	delivering to Thomas E. O’Neill, our Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, a signed written revocation letter dated later than the date of your proxy;

•	submitting a proxy to the Company with a later date; or

•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must also vote in person at the meeting).

Required Vote

The election of the nominees for director will become effective only upon the affirmative vote of shares of common stock representing a plurality of the votes cast “for” such nominee. A “plurality” means that the two individuals who receive the highest number of votes will be elected as directors. The ratification of the selection of our independent registered public accounting firm, the increase in authorized shares of Common Stock and the approval of any other matter that may properly come before the Meeting will become effective only upon the affirmative vote of shares of common stock representing a majority of the votes cast “for” or “against” such proposal. We refer to the election of each nominee for director, the ratification of our independent registered public accounting firm and the proposed increase in authorized shares of Common Stock each as a “Proposal.” Votes cast as “for,” “against” or “withhold” are counted as a vote, while votes cast as abstentions will not be counted as a vote. So-called “broker non-votes” (brokers failing to vote by proxy on any non-discretionary matters shares of the common stock held in nominee name for customers) will not be counted as a vote at the Meeting.

Majority Vote Policy

Our Corporate Governance Guidelines utilize a majority vote policy in the election of directors. Accordingly, if a nominee receives a greater number of votes marked “withhold” from his or her election than votes marked “for” his or her election, that nominee is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process.

ELECTION OF DIRECTORS PROPOSAL 1

We have a classified Board of Directors (the “Board”) consisting of three classes. At each annual meeting a class of directors is elected for a term of three years to succeed any directors whose terms are expiring.

At the Meeting, you will elect a total of two directors to hold office, subject to the provisions of the Company’s Bylaws, until the annual meeting of stockholders in 2012 and until their successors are duly elected and qualified. Unless you indicate otherwise, the shares represented by your proxy will be voted FOR the election of Mr. Frank J. O’Connell and Mr. Terdema L. Ussery, II, the nominees set forth below. See “Summary of the Annual Meeting — Required Vote” beginning on page 3 in this Proxy Statement and “Summary of the Annual Meeting — Majority Vote Policy” on page 4 in this Proxy Statement.

Messrs. O’Connell and Ussery have each agreed to be nominated and to serve as a director if elected. However, if any nominee at the time of his or her election is unable or unwilling to serve, or is otherwise unavailable for election, and as a result, another nominee is designated by the Board of Directors, then you or your designate will have discretion and authority to vote or refrain from voting for such nominee.

Proposal 1 — Election of Directors

Election of Frank J. O’Connell — Continuing in office — Term expiring 2012

The Nominating and Corporate Governance Committee and the Board have recommended Mr. O’Connell for nomination for re-election to the Company’s Board of Directors. Certain information about Mr. O’Connell is contained below.

Frank J. O’Connell was elected as a Director on June 6, 2005. Since June 2004, Mr. O’Connell has served as a senior partner of The Parthenon Group. From November 2000 to June 2002, Mr. O’Connell served as President and Chief Executive Officer of Indian Motorcycle Corporation. From June 2002 to May 2004, Mr. O’Connell served as Chairman of Indian Motorcycle Corporation. Indian Motorcycle Corporation was liquidated under applicable California statutory procedures in January 2005. From 1996 to 2000, Mr. O’Connell served as Chairman, President and Chief Executive Officer of Gibson Greetings, Inc. From 1991 to 1995, Mr. O’Connell served as President and Chief Operating Officer of Skybox International. Mr. O’Connell has previously served as President of Reebok Brands, North America, President of HBO Video and Senior Vice President of Mattel’s Electronics Division. Mr. O’Connell holds a B.A. and an M.B.A. from Cornell University. Mr. O’Connell is the Chairman of the Nominating and Corporate Governance Committee of our Board of Directors.

Election of Terdema L. Ussery, II — Continuing in office — Term expiring 2012

The Nominating and Corporate Governance Committee and the Board have recommended Mr. Ussery for nomination for re-election to the Company’s Board of Directors. Certain information about Mr. Ussery is contained below.

Terdema L. Ussery, II was elected as a Director on June 6, 2005. Since April 1997, Mr. Ussery has served as the President and Chief Executive Officer of the Dallas Mavericks. Since September 2001, Mr. Ussery has also served as Chief Executive Officer of HDNet. From 1993 to 1996, Mr. Ussery served as the President of Nike Sports Management. From 1991 to 1993, Mr. Ussery served as Commissioner of the Continental Basketball Association (the “CBA”). Prior to becoming Commissioner, Mr. Ussery served as Deputy Commissioner and General Counsel of the CBA from 1990 to 1991. From 1987 to 1990, Mr. Ussery was an attorney at Morrison & Foerster LLP. In addition to our Board, Mr. Ussery serves on the Board of Directors of The Timberland Company, and Entrust, Inc. He also serves on the Advisory Board of Wingate Partners, LP and as Chairman of the Board of Commissioners of the Dallas Housing Authority. Mr. Ussery holds a B.A. from Princeton University, an M.P.A. from Harvard University and a J.D. from the University of California at Berkeley. Mr. Ussery is the Chairman of our Compensation Committee and he is a member of the Audit Committee of our Board of Directors.

RECOMMENDATION:
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF BOTH DIRECTOR NOMINEES TO SERVE ON THE COMPANY’S
BOARD OF DIRECTORS

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

Deloitte & Touche LLP audited our financial statements for fiscal year 2008 and has been selected by the Audit Committee of our Board of Directors to audit our financial statements for fiscal year 2009. A representative of Deloitte & Touche LLP will attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate stockholder questions.

Stockholder ratification of the selection of Deloitte & Touche LLP is not required by our By-laws. However, our Board of Directors is submitting the selection of Deloitte & Touche LLP to you for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm if they determine such a change would be in the best interests of the Company and our stockholders.

For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered in fiscal years 2007 and 2008, see “Fees Billed by Independent Registered Public Accounting Firm” on page 32 of this Proxy Statement.

RECOMMENDATION:
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE
RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK (PROPOSAL 3)

The Board of Directors believes that it is in the Company’s best interest to approve a proposal to amend the Company’s Restated Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 40,000,000 to 90,000,000. As of March 3, 2009, there were 31,547,500 shares of Common Stock of the Company issued and outstanding. Taking into account the 4,708,211 shares granted but not exercised under the Equity and Incentive Plan, the Company has only approximately 3,744,289 shares of Common Stock available for issuance under its current Certificate of Incorporation. The Company believes that the amount of Common Stock available for issuance needs to be increased for general corporate purposes and as well as to avail itself of opportunities to raise capital or make acquisitions through the issuance of equity securities.

The Company has no current plans to use its shares in an exchange, merger, consolidation, acquisition or similar transaction, but approval of the amendment would permit such actions to be taken without the delays and expense associated with obtaining shareholder approval, except to the extent required by applicable state law or stock exchange listing requirements for the particular transaction. Although the availability of additional shares of Common Stock provides flexibility in carrying out corporate purposes, such availability, as well as the availability of preferred stock that the Board may issue on such terms as it selects, could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Although this effect could be construed as having potential anti-takeover effects, neither the Board nor the Company’s management views this proposal in that perspective. This proposal is not being submitted as a result of or in response to any known accumulation of stock or threatened takeover or attempt to obtain control of the Company by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person. In addition, the issuance of additional shares of Common Stock could lead to the dilution of existing shareholders.

Under its Restated Certificate of Incorporation, the Company currently has authorized 10,000,000 shares of preferred stock ($0.01 par value), none of which are currently outstanding. The Company is not proposing any change to the authorized preferred stock or any other provision of the Restated Certificate of Incorporation.

The Board of Directors has adopted resolutions setting forth the following proposed amendment to the Certificate of Incorporation and directing that the proposed amendment be submitted to the holders of the Company’s Common Stock for approval at the Meeting:

FOURTH:  The total number of shares of all classes of stock which the Company shall have authority to issue is 100,000,000 shares, consisting of (i) 90,000,000 shares of Common $0.01 par value per share (“Common Stock”), and (ii) 10,000,000 shares of preferred $0.01 par value per share (“Preferred Stock”).

If adopted by the shareholders, the amendment will become effective upon filing of a certificate of amendment with the Secretary of State of Delaware.

Vote Required

Approval of the amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the shares of the Common Stock entitled to vote on the matter. As a result, abstentions, broker non-votes or the failure to submit a proxy or vote in person at the Meeting will have the same effect as a vote against the proposal.

RECOMMENDATION:
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO ARTICLE FOURTH OF ITS CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 40,000,000 TO 90,000,000

CORPORATE GOVERNANCE

Current Board Members

The members of the Board of Directors on the date of this proxy statement, and the committees of the Board on which they serve, are identified below. In addition to the current members set forth below, Mr. Gregg L. Engles was a member of our Board, but he retired from the Board when his term expired at the May 1, 2008 annual meeting of stockholders.

Nominating
and Corporate
	Compensation		Audit		Governance
Director	Committee		Committee		Committee

Sam K. Reed
George V. Bayly				**
Diana S. Ferguson		*				*
Frank J. O’Connell						**
Ann M. Sardini				*		*
Gary D. Smith		*
Terdema L. Ussery, II		**		*

*	Member

**	Chairman

Corporate Governance Guidelines

We are committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically and in accordance with our Code of Ethics. All of the Company’s corporate governance materials, including the Corporate Governance Guidelines, committee charters and the Code of Ethics are published on the Company’s website at www.treehousefoods.com in the investor relations information section and are also available upon request from the Corporate Secretary. The Board regularly reviews corporate governance developments and modifies the Company’s corporate governance materials as warranted. We will post any modifications of our corporate governance materials on our Company’s website.

Director Independence

The New York Stock Exchange listing rules require that a majority of the Company’s directors be independent. The Board determined that (i) Messrs. Bayly, O’Connell, Smith and Ussery and Ms. Sardini have no direct or indirect material relationships with management, and that they satisfy the New York Stock Exchange’s independence guidelines and are independent, (ii) Ms. Ferguson has only an immaterial relationship with us and satisfies the New York Stock Exchange’s independence guidelines and is independent and (iii) Mr. Reed is not independent.

In making its independence determination with respect to Ms. Ferguson, the Board considered that Ms. Ferguson was a director of Integrys Energy Corporation until March 31, 2008 whose subsidiary, Wisconsin Public Service, provides energy services to the Company. The Board noted, however, that the amount of the services provided was less than the thresholds contained in the New York Stock Exchange’s independence guidelines and that such services were provided to the Company on an arms-length basis and in accordance with normal sourcing procedures for this type of service. The Board has concluded that this relationship is not material and that Ms. Ferguson is independent.

All members of our Audit, Compensation and Nominating and Corporate Governance committees are independent directors. The Board has determined that all of the members of our Audit Committee also satisfy the additional Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation. The portion of the Corporate Governance Guidelines addressing director independence is attached to this proxy statement as Appendix A.

Nomination of Directors

The Board, which is responsible for approving candidates for Board membership, has delegated the process of screening and recruiting potential director nominees to the Nominating and Corporate Governance Committee in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee seeks candidates who have a reputation for integrity, honesty and adherence to high ethical standards and who have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company. When the committee reviews a candidate for Board membership, the committee looks specifically at the candidate’s background and qualifications in light of the needs of the Board and the Company at that time, given the then current composition of the Board.

Code of Ethics

All directors, officers and employees of the Company must act ethically at all times and in accordance with the policies comprising the Company’s Code of Ethics. The Company’s Code of Ethics is published on the investor relations section of the Company’s website at www.treehousefoods.com.

Lead Independent Director

The Board of Directors has appointed a non-management director to serve in a lead capacity (“Lead Independent Director”) to coordinate the activities of the other non-management directors, and to perform such other duties and responsibilities as the Board of Directors may determine.

Currently, the Lead Independent Director is Gary D. Smith. The role of the Lead Independent Director includes:

•	Conducting and presiding at executive sessions of the Board.

•	Acting as a regular communication channel between the non-employee members of the Board and the Chief Executive Officer of the Company.

•	In the event of the unavailability or incapacity of the Chairman of the Board, calling and conducting special meetings of the Board.

Meetings of the Board of Directors

The Board of Directors met six times during 2008. In addition, there was also one written consent approved by the Board in 2008. Each of the members of the Board participated in over 90% of the meetings of the Board of Directors and committee meetings that took place while such person was a member of the Board and the applicable Committee. Members of the Board are expected to attend each meeting, as set forth in the Company’s Corporate Governance Guidelines, and substantially all of the members of the Board participated in 100% of the Board and Committee meetings during 2008. It is the Board’s policy that all of our directors attend the Annual Meeting of Stockholders absent exceptional cause. All of our directors attended the Annual Meeting of Stockholders in 2008. The non-management directors of the Company meet regularly (at least quarterly) in executive session of the Board without management present. The Lead Independent Director presides over non-management sessions.

The Board of Directors has established standing Audit, Compensation, and Nominating and Corporate Governance committees. The Board of Directors determines the membership of each of these committees from time to time and, to date, only outside directors have served on these committees.

Committee Meetings/Role of Committees

Audit Committee:  The Audit Committee held nine meetings during 2008. The Committee presently consists of Messrs. Bayly and Ussery and Ms. Sardini. The Audit Committee is composed entirely of independent directors (in accordance with the New York Stock Exchange listing standards and SEC rules). In addition, the Board of Directors has determined that Messrs. Bayly and Ussery and Ms. Sardini are each qualified as an audit committee financial expert within the meaning of SEC regulations and the Board has determined that each of them has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Committee reviews and approves the scope and cost of all services (including non-audit services) provided by the firm selected to conduct the audit. The Committee also monitors the effectiveness of the audit effort and financial reporting, and inquires into the adequacy of financial and operating controls. The report of the Audit Committee is set forth later in this proxy statement.

Compensation Committee:  The Compensation Committee held seven meetings in 2008. In addition, there was also one written consent approved by the Committee in 2008. The Committee presently consists of Messrs. Ussery and Smith and Ms. Ferguson. The Committee is composed entirely of non-management, independent directors. The Compensation Committee reviews and approves salaries and other matters relating to compensation of the senior officers of the Company, including the administration of the TreeHouse Foods, Inc. Equity and Incentive Plan. The Compensation Committee also reviews the Company’s general compensation and benefit policies and programs, administers the Company’s 401(k) plan, and recommends director compensation programs to the Board of Directors. The report of the Compensation Committee is set forth later in this proxy statement.

Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee held seven meetings in 2008. The Committee presently consists of Mr. O’Connell, Ms. Ferguson and Ms. Sardini. The Committee is composed entirely of non-management, independent directors. The Nominating and Corporate Governance Committee also met in February 2009 to propose the nominees whose election to the Company’s Board of Directors is a subject of this proxy statement. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Governance Committee will consider nominees who are recommended by stockholders, provided such recommendations are made in accordance with the nominating procedures set forth in the Company’s By-laws. The report of the Nominating and Corporate Governance Committee is set forth later in this proxy statement.

STOCK OWNERSHIP

Holdings of Management

The executive officers and directors of the Company own shares, and exercisable rights to acquire shares, representing an aggregate of 2,186,167 shares of Common Stock or approximately 6.9% of the outstanding shares of Common Stock (see “Security Ownership of Certain Beneficial Owners and Management”). Such officers and directors have indicated an intention to vote in favor of each Proposal.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on February 20, 2009, certain information with respect to the beneficial ownership of common stock beneficially owned by (i) each director of the Company, (ii) the Chief Executive Officer, Chief Financial Officer of the Company and three most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the “TreeHouse Executive Officers” or “TEOs”), (iii) all executive officers and directors as a group and (iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the outstanding Common Stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated. The address of the Directors and Officers listed below is c/o TreeHouse Foods, Inc., Two Westbrook Corporate Center, Suite 1070, Westchester, Illinois 60154.

	Common Stock		Percent of
Name of Beneficial Owner	Beneficially Owned		Class(1)

Directors and Named Officers:
Sam K. Reed	687,054	(2)	2.2%
George V. Bayly	14,731	(3)	*
Gregg L. Engles	460,932	(4)	1.5%
Diana S. Ferguson	1,166	(5)
Frank J. O’Connell	14,531	(6)	*
Ann M. Sardini	0
Gary D. Smith	16,531	(7)	*
Terdema L. Ussery, II	14,531	(8)	*
David B. Vermylen	380,255	(9)	1.2%
Dennis F. Riordan	120,698	(10)	*
Thomas E. O’Neill	237,869	(11)	*
Harry J. Walsh	237,869	(12)	*
All directors and executive officers as a group (11 persons)	2,186,167		6.9%

Principal Stockholders:
Barclays Global Investors, NA	2,196,526	(13)	7.0%
FMR LLC	4,726,456	(14)	15.0%
Friess Associates LLC	1,637,400	(15)	5.2%
Keeley Asset Management Corp.	1,785,000	(16)	5.7%

Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(1)	An asterisk indicates that the percentage of common stock projected to be beneficially owned by the named individual does not exceed one percent of our common stock.

(2)	Includes 410,377 shares of Common Stock issued under options currently exercisable within 60 days of February 20, 2009.

(3)	Includes 14,531 shares of Common Stock issued under options currently exercisable within 60 days of February 20, 2009.

(4)	Includes 31,321 shares of Common Stock issued under options currently exercisable within 60 days of February 20, 2009.

(5)	Includes 1,166 shares of Common Stock issued under options currently exercisable within 60 days of February 20, 2009.

(6)	Includes 14,531 shares of Common Stock issued under options currently exercisable within 60 days of February 20, 2009.

(7)	Includes 14,531 shares of Common Stock issued under options currently exercisable within 60 days of February 20, 2009.

(8)	Includes 14,531 shares of Common Stock issued under options currently exercisable within 60 days of February 20, 2009.

(9)	Includes 273,585 shares of Common Stock issued under options currently exercisable within 60 days of February 20, 2009.

(10)	Includes 115,698 shares of Common Stock issued under options currently exercisable within 60 days of February 20, 2009.

(11)	Includes 186,534 shares of Common Stock issued under options currently exercisable within 60 days of February 20, 2009.

(12)	Includes 186,534 shares of Common Stock issued under options currently exercisable within 60 days of February 20, 2009.

(13)	We have been informed pursuant to the Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009 that (i) Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Limited Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG may be deemed to beneficially own 2,196,526 shares of our Common Stock; (ii) Barclays Global Investors, NA has (A) sole voting power as to 682,753 shares and (B) sole dispositive power as to 803,036 shares; (iii) Barclays Global Fund Advisors has (A) sole voting power as to 1,013,436 shares and (B) sole dispositive power as to 1,372,402 shares; (iv) Barclays Global Investors, LTD has (A) sole voting power as to 840 shares and (B) sole dispositive power of 21,088 shares; and (v) Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG do not have voting or dispositive power over any of our Common Stock. The principal business address of Barclays Global Investors, NA and Barclays Global Fund Advisors is 400 Howard Street, San Francisco, CA 94105. The principal business address of Barclays Global Investors, LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH England. The principal business address of Barclays Global Investors Japan Limited is Ebisu Prime Square Tower; 8th Floor, 1-1-39 Hiroo Shibuya-Ku Tokyo 150-0012 Japan. The principal business address of Barclays Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614 Toronto, Ontario M5J 2S1 Canada. The principal business address of Barclays Global Investors Australia Limited is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220. The principal business address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(14)	We have been informed pursuant to the Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009 by FMR LLC (“FMR”), that (i) Fidelity Management and Research Company, a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 4,726,456 shares of our Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; (ii) the ownership of one investment company, Fidelity Contrafund, amounted to 3,120,427 shares of our Common Stock; (iii) neither FMR nor Edward C. Johnson 3d in his capacity as Chairman of FMR have sole voting power over any of the shares owned directly by Fidelity Contrafund; and (iv) Edward C. Johnson 3d. and FMR has sole dispositive power as to 4,726,456 shares. The principal business address of FMR and Fidelity Contrafund is 82 Devonshire Street, Boston, Massachusetts 02109.

(15)	We have been informed pursuant to Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009 that (i) Friess Associates LLC may be deemed to beneficially own 1,637,400 shares of our

Common Stock; and (ii) Friess has sole voting power and sole dispositive power as to 1,637,400 of our Common Stock. The principal business address of Friess Associates LLC is 115 E. Snow King, Jackson, WY 83001.

(16)	We have been informed pursuant to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009 that (i) Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc. may be deemed to beneficially own 1,785,000 shares of our Common Stock; (ii) Keeley Asset Management Corp. has (A) sole voting power as to 1,785,000 shares and (B) sole dispositive power as to 1,785,000; and (iii) Keeley Small Cap Value Fund does not have voting or dispositive power over any of our Common Stock. The principal business address of Keeley Asset Management and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc. is 401 South LaSalle Street, Chicago, Illinois 60605.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to such filings, the Company believes that all filings required to be made by the reporting persons for 2008, were made on a timely basis.

DIRECTORS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s directors and executive officers. In addition, biographies of Company’s directors and officers are also provided below, with the exception of Messrs. O’Connell and Ussery, whose biographies are set forth in “Election of Directors Proposal 1” beginning on page 5 of this Proxy Statement.

Name	Age		Position

Sam K. Reed	62	(b)	Chief Executive Officer and Chairman of the Board
George V. Bayly	66	(a)	Director
Diana S. Ferguson	45	(a)	Director
Frank J. O’Connell	65		Director
Ann M. Sardini	59	(b)	Director
Gary D. Smith	66	(a)	Director
Terdema L. Ussery, II	50		Director
David B. Vermylen	58		President and Chief Operating Officer
Dennis F. Riordan	51		Senior Vice President and Chief Financial Officer
Thomas E. O’Neill	53		Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Harry J. Walsh	53		Senior Vice President of TreeHouse Foods, Inc. and President of Bay Valley Foods, LLC

(a)	Ms. Ferguson and Messrs. Bayly and Smith comprise a class of directors whose terms expires in 2010.

(b)	Mr. Reed and Ms. Sardini comprise a class of directors whose terms expires in 2011.

Directors

George V. Bayly was elected as a Director on June 6, 2005. Since August 12, 2008, Mr. Bayly has served as principal of Whitehall Investors, LLC, a consulting and venture capital firm. Mr. Bayly served as Chairman and Interim-Chief Executive Officer of Altivity Packaging LLC located in Carol Stream, IL from September 2006 to March 10, 2008. He also served as Co-Chairman of U.S. Can Corporation from 2003 to 2006; as well as Chief Executive Officer in 2005. In addition, from January 1991 to December 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation. From 1987 to 1991, Mr. Bayly served as Chairman, President and Chief Executive Officer of Olympic Packaging, Inc. Mr. Bayly also held various management positions with Packaging Corporation of America from 1973 to 1987. In addition to our Board, Mr. Bayly serves on the Board of Directors of ACCO Brands Corporation, Graphic Packaging Holding Company, Huhtamaki Oyj and Ryt-Way Industries Inc. Mr. Bayly holds a B.S. from Miami University and an M.B.A from Northwestern University. Mr. Bayly also served as a Lieutenant Commander in the United States Navy. Mr. Bayly is the Chairman of the Audit Committee of our Board of Directors.

Diana S. Ferguson was elected as a Director on January 25, 2008. Ms. Ferguson served as Senior Vice President and Chief Financial Officer of The Folgers Company from April 2008 to November 2008. Prior to joining Folgers, Ms. Ferguson served as the Executive Vice President and Chief Financial Officer of Merisant Worldwide, Inc. from April 2007 until March 2008. On January 6, 2009, Merisant Worldwide, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Laws. Ms. Ferguson also served as the Chief Financial Officer of Sara Lee Foodservice, a division of Sara Lee Corporation from June 2006 to March 2007. She had previously served in a number of leadership positions at Sara Lee Corporation including Senior Vice President of Strategy and Corporate Development from February 2005 to June 2006 as well as Treasurer from January 2001 to February 2005. Earlier, she held treasury management positions at Fort James Corporation, from 2000 to 2001 and Eaton Corporation from 1995 to 2000, she also served in various financial positions at Federal National Mortgage Association (Fannie Mae) from 1993 to 1995, the First National Bank of Chicago from 1989 to 1993 and IBM from 1985 to 1989. Ms. Ferguson holds a B.A. from Yale University and a Masters degree from Northwestern University. Ms. Ferguson is a member of the Company’s Compensation Committee and Nominating and Corporate Governance Committee.

Sam K. Reed is the Chairman of our Board of Directors.  Mr. Reed has served as our Chief Executive Officer since January 27, 2005. Prior to joining us, Mr. Reed was a principal in TreeHouse LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to April 2002, Mr. Reed served as Vice Chairman of Kellogg Company. From January 1996 to March 2001, Mr. Reed served as the President and Chief Executive Officer, and as a director of Keebler Foods Company. Prior to joining Keebler, Mr. Reed served as Chief Executive Officer of Specialty Foods Corporation’s (unrelated to Dean Foods) Western Bakery Group division from 1994 to 1995. Mr. Reed has also served as President and Chief Executive Officer of Mother’s Cake and Cookie Co. and has held Executive Vice President positions at Wyndham Bakery Products and Murray Bakery Products. Mr. Reed holds a B.A. from Rice University and an M.B.A. from Stanford University.

Ann M. Sardini was elected as a Director on May 1, 2008. Ms. Sardini has served as the Chief Financial Officer of Weight Watchers International, Inc. since April 2002. Ms. Sardini has over 20 years of experience in senior financial management positions in branded media and consumer products companies. She served as Chief Financial Officer of Vitamin Shoppe.com, Inc. from September 1999 to December 2001, and from March 1995 to August 1999 she served as Executive Vice President and Chief Financial Officer for the Children’s Television Workshop. In addition, Ms. Sardini has held finance positions at QVC, Inc., Chris Craft Industries and the National Broadcasting Company. Ms. Sardini holds a B.A. from Boston College and an M.B.A from Simmons College Graduate School of Management. Ms. Sardini is a member of the Company’s Audit Committee and Nominating and Corporate Governance Committee.

Gary D. Smith was elected as a Director on June 6, 2005. Mr. Smith has served as Chief Executive Officer and Chairman of Encore Associates, Inc. since January 2001, and he has also been a managing director of Encore Consumer Capital since 2005. From April 1995 to December 2004, Mr. Smith served as Senior Vice President — Marketing of Safeway Inc. Mr. Smith also held various management positions at Safeway Inc. from 1961 to 1995. In addition to our Board, Mr. Smith serves on the Board of Directors of Supply Chain Systems Ltd., Altierre Corporation, Philly’s Famous Water Ice, Inc. and AgriWise, Inc. Mr. Smith is our Lead Independent Director and is also a member of Compensation Committee of our Board of Directors.

Executive Officers

David B. Vermylen is our President and Chief Operating Officer and has served in that position since January 27, 2005. Prior to joining us, Mr. Vermylen was a principal in TreeHouse, LLC. From March 2001 to October 2002, Mr. Vermylen served as President and Chief Executive Officer of Keebler Foods Company, a division of Kellogg Company. Prior to becoming Chief Executive Officer of Keebler, Mr. Vermylen served as the President of Keebler Brands from January 1996 to February 2001. Mr. Vermylen has also served as the Chairman, President and Chief Executive Officer of Brother’s Gourmet Coffee, and Vice President of Marketing and Development and later President and Chief Executive Officer of Mother’s Cake and Cookie Co. His prior experience also includes three years with the Fobes Group and fourteen years with General Foods Corporation where he served in various marketing positions. Mr. Vermylen serves on the Boards of Directors of Aeropostale, Inc. and Birds Eye Foods, Inc. Mr. Vermylen holds a B.A. from Georgetown University and an M.B.A. from New York University.

Dennis F. Riordan has been our Senior Vice President and Chief Financial Officer since January 3, 2006. Prior to joining us, Mr. Riordan was Senior Vice President and Chief Financial Officer of Océ-USA Holding, Inc., where he was responsible for the company’s financial activities in North America. Mr. Riordan joined Océ-USA, Inc. in 1997 as Vice President and Chief Financial Officer and was elevated to Chief Financial Officer of Océ-USA Holding, Inc. in 1999. In 2004, Mr. Riordan was named Senior Vice President and Chief Financial Officer and assumed the chairmanship of the company’s wholly owned subsidiaries Arkwright, Inc. and Océ Mexico de S.A. Previously, Mr. Riordan held positions with Sunbeam Corporation, Wilson Sporting Goods and Coopers & Lybrand. Mr. Riordan has also served on the Board of Directors of Océ-USA Holdings, Océ North America, Océ Business Services, Inc. and Arkwright, Inc., all of which are wholly owned subsidiaries of Océ NV.

Thomas E. O’Neill is our Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary and has served in that position since January 27, 2005. Prior to joining us, Mr. O’Neill was a principal in TreeHouse, LLC. From February 2000 to March 2001, he served as Senior Vice President, Secretary and General Counsel of Keebler Foods Company. He previously served at Keebler as Vice President, Secretary and General Counsel from December 1996 to February 2000. Prior to joining Keebler, Mr. O’Neill served as Vice President and Division Counsel for the Worldwide Beverage Division of the Quaker Oats Company from December 1994 to December 1996; Vice President and Division Counsel of the Gatorade Worldwide Division of the Quaker Oats Company from 1991 to 1994; and Corporate Counsel at Quaker Oats from 1985 to 1991. Prior to joining Quaker Oats, Mr. O’Neill was an attorney at Winston & Strawn LLP. Mr. O’Neill holds a B.A. and J.D. from the University of Notre Dame.

Harry J. Walsh is a Senior Vice President of TreeHouse Foods, Inc. and President of Bay Valley Foods, LLC. TreeHouse Foods is the parent company of Bay Valley Foods. From January 2005 through July 2008 Mr. Walsh served in the position of Senior Vice President — Operations of TreeHouse Foods. Prior to joining us, Mr. Walsh was a principal in TreeHouse, LLC. From June 1996 to October 2002, Mr. Walsh served as Senior Vice President of the Specialty Products Division of Keebler Foods Company. Mr. Walsh was President and Chief Operations Officer of Bake-Line Products from March 1999 to February 2001; Vice President-Logistics and Supply Chain Management from April 1997 to February 1999; Vice President-Corporate Planning and Development from January 1997 to April 1997; and Chief Operating Officer of Sunshine Biscuits from June 1996 to December 1996. Prior to joining Keebler, Mr. Walsh served as Vice President of G.F. Industries, Inc. and President and Chief Operating Officer and Chief Financial Officer for Granny Goose Foods, Inc. Prior to entering the food industry, Mr. Walsh was an accountant with Arthur Andersen & Co. Mr. Walsh holds a B.A. from the University of Notre Dame.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our Chief Executive Officer, Chief Financial Officer and, in addition, the three most highly compensated executive officers. Collectively we refer to these executives as the TreeHouse Executive Officers (“TEOs”). This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

TreeHouse was formed in June 2005 by Dean Foods Company through a spin-off of the Dean Specialty Foods Group and the subsequent issuance of TreeHouse common stock to Dean Foods shareholders. Six months prior to the spin-off, Dean Foods Company recruited Messrs. Reed, Vermylen, O’Neill, Walsh and E. Nichol McCully (our former CFO who retired in April 2006) to lead the Company. These individuals collectively invested $10 million of their own money in Company stock and received a compensation package that Dean Foods Company determined was fair and comparable to other spun-off companies. In connection with the spin-off, Messrs. Reed, Vermylen, O’Neill, McCully and Walsh received restricted stock and restricted stock units which vest only after performance criteria are achieved. In addition, these individuals received pre-approved stock options which were issued on June 28, 2005 with a strike price of $29.65, which was equal to the closing price of Company common stock on the New York Stock Exchange on the grant date. As a new company, we assumed the existing employment agreements of Dean Specialty Foods Group and undertook a detailed study of compensation practices in the food industry. Our overriding goals and objectives for executive compensation programs are:

•	To attract, motivate and retain superior leadership talent for the Company.

•	To closely link TEO compensation to our performance goals with particular emphasis on rapid growth, operational excellence and acquisitions through attractive bonus opportunities based on aggressive targets.

•	To align our TEOs’ financial interests with those of our shareholders by delivering a substantial portion of their total compensation in the form of equity awards.

We have worked with Hewitt Associates LLC (“Hewitt”), our compensation consultant, to review our compensation programs to ensure competitiveness with companies with whom we compete for our management talent. Hewitt helped us determine the salary levels, as well as the bonus target percentages and the metrics used in the bonus plan. In addition to stock options that reward increase in stock price, we provided restricted stock, restricted stock units and performance units to our management. We issued restricted stock, in conjunction with the spin-off and later to other Senior Vice Presidents, which vests based on exceeding the total shareholder return of companies in our business category. We refer to this group of companies as the “Comparator Group”. We also use this Comparator Group as the benchmark for determining our financial performance. We reward our management team based on how well we perform compared to our Comparator Group. We believe this provides a clear and objective way of ensuring our management team’s compensation and incentives are aligned with shareholder interests. The following companies are included in our Comparator Group: Kraft Foods Inc., Sara Lee Corp., General Mills, Inc., Kellogg Co., ConAgra Foods Inc., Archer Daniels Midland Co., H.J. Heinz Company, Campbell Soup Co., McCormick & Co. Inc., The JM Smucker Co., Del Monte Foods Co., Corn Products Int’l., Lancaster Colony Corp., Flower Foods, Inc., Ralcorp Holdings Inc., The Hain Celestial Group, Inc., Lance, Inc., J&J Snack Foods Corp., B&G Foods, Inc., American Italian Pasta Co., Farmer Bros. Inc. and Peet’s Coffee and Tea. Restricted Stock Units may vest when our stock price exceeds $29.65 for any 20 consecutive trading days.

In addition to the Comparator Group, our compensation consultant provides us with survey information for other companies of similar size to TreeHouse from both general industry and the packaged foods sector. We believe that this additional information broadens our awareness of the practices of companies who compete for management talent with TreeHouse. The Compensation Committee also considers recommendations from the Company’s Chief Executive Officer regarding salary, bonus and stock option awards for senior executives.

Components of Compensation

There are three primary components to our management compensation program: base salary, annual incentive bonus and long-term incentive compensation. We seek to have each of these components at levels that are competitive with comparable companies. Each of these components was evaluated based on assessment of competitive conditions for employment agreements for executives at spun-off companies at the time of our spin-off from Dean Foods.

Base Salary:  Our management team has been assembled to lead a growth company that will expand significantly in size and complexity over time. We believe that the base salary component should be in the third quartile of our competitive benchmarks when those benchmarks are size adjusted (through regression analysis) to our current revenue size. By positioning the base salary somewhat above the median for similarly sized businesses we have been able to attract talent that has the ability to grow and lead a much larger business in the near future. For 2008, we elected to increase the salaries for the executive officers and management by 3.5% after evaluating market surveys by Hewitt.

Annual Incentive Bonus:  Our TEOs’ annual incentive bonus opportunity also reflects a third quartile position. The annual incentive bonus for TEOs is based on attaining specific annual performance targets such as the net income targets determined by the Board, as adjusted positively or negatively for one-time items, and cash flow targets. For 2008, the amount of the potential bonus was 80% tied to the achievement of a net income target of $49.66 million (based on the Company’s budgeted net income established by the Compensation Committee), adjusted (as approved by the Compensation Committee) for acquisitions and one-time items. For 2008, 20% of the potential bonus was tied to the achievement of an operating cash flow target of $57.05 million. We do not otherwise use discretion in determining the amount of bonus paid to TEOs. We consider the market expectations of the Comparator Group in setting our budget with targets reflecting performance that exceeds the expected performance of our peer group. Our goal is to provide meaningful yet challenging goals relative to the expected performance of our peer group. In establishing goals, the Committee strives to ensure that the targets are consistent with the strategic goals set by the Board, and that the goals set are sufficiently ambitious so as to provide meaningful results, but with an opportunity to exceed targets if performance exceeds expectations. We believe the annual incentive bonus keeps management focused on attaining strong near term financial performance. The 2008 annual incentive bonus opportunity for the TEOs was awarded as follows:

		Minimum	Target	Maximum

Sam K. Reed	Chief Executive Officer	$0	$832,000	$1,664,000
David B. Vermylen	Chief Operating Officer	$0	$444,000	$888,000
Dennis F. Riordan	Chief Financial Officer	$0	$233,100	$466,200
Thomas E. O’Neill	Chief Administrative Officer	$0	$233,100	$466,200
Harry J. Walsh	Senior Vice President and President of Bay Valley Foods	$0	$233,100	$466,200

TEOs begin to earn amounts under the plan upon achievement of 90% of the net income and operating cash flow targets ratably up to the achievement of targeted payment upon the full achievement of 100% of the net income and operating cash flow targets. In addition, a TEO can earn 200% of the targeted payment if 110% or more of the targeted net income and operating cash flow is achieved. In 2008, after adjusting for one-time items, we attained $50 million in net income or 100.7% of the net income target, $145.2 million of the cash flow or 255% of the cash flow target which together resulted in a 125.6% of target payment under the annual incentive plan.

Long-Term Incentive Compensation:  The long-term incentive compensation program was established to ensure that our senior management is focused on long-term growth and profitability. We believe our key stakeholders, including shareholders and employees, are best served by having our executives focused and rewarded based on the longer-term results of our company. We accomplish this through four primary programs:

•	Stock Options

•	Restricted Stock

•	Restricted Stock Units

•	Performance Units

Historic Long-Term Incentive Compensation Approach

We have historically used stock options as a means of aligning the executive management team with the interests of our shareholders by ensuring that they have a direct interest in increasing shareholder value. The stock options vest ratably over three years, and the holder must exercise vested options within 10 years of the original grant. Starting in 2005 we annually granted options to key management employees (except for Messrs. Reed, Vermylen, O’Neill, McCully and Walsh) to link their financial opportunity to the overall performance of the Company. The first grants under this program were made on the first day of regular trading following the spin-off date. We have continued to use the anniversary of that date as the measurement date for all recurring option and equity grants since that is the anniversary date of the Company as a public entity. We also grant options to certain new employees. Historically these options have been dated as of the date of their commencement of employment or as of the last trading day of the month following their employment with the Company. All of our option grants are approved prior to or on the grant date with a strike price equal to the closing price of our common stock on the NYSE on the date of grant. Messrs. Reed, Vermylen, O’Neill and Walsh were not granted options in 2006 or 2007 because the original grant of options as well as performance-based restricted stock and restricted stock units were designed to cover a period which ended January 2, 2008.

In addition to stock options, we awarded 2% of the outstanding stock of the Company in the form of restricted stock and an additional 2% of the outstanding shares in the form of restricted stock units on June 28, 2005 to the original five management investors of the Company per their employment agreements. These include Messrs. Reed, Vermylen, O’Neill and Walsh, along with Mr. McCully who retired in April 2006. All of the restricted stock and restricted stock units granted prior to 2008 are performance based, which means the Company must meet certain performance goals in order for the award to vest. For the restricted stock to vest, the Company must exceed the median shareholder return of the Comparator Group since the grant date as measured each year on January 31. For the restricted stock units, the Company’s closing share price must exceed $29.65 on June 28, 2006, June 28, 2007 and June 28, 2008 or any 20 trading day period subsequent to June 28, 2008 through June 28, 2010. The restricted stock vests ratably, based on performance over three years with a two-year catch up provision and a five-year term. The restricted stock units vest ratably, based on performance over three-years, with a two-year catch up provision and a five-year term. Shares that do not vest based upon performance are forfeited at the end of the term.

We granted performance-based restricted stock to Dennis F. Riordan on January 30, 2007. These shares of restricted stock have the same performance goals and remaining term as the restricted stock granted in 2005 to Messrs. Reed, Vermylen, O’Neill and Walsh. The purpose of the restricted stock grant was to have all executive officers motivated to achieve the same performance goals.

2008 Long-Term Incentive Grants

The executive grants that were issued in conjunction with the spin-off were designed to cover a period that expired on January 2, 2008. At the conclusion of that period, our Compensation Committee, working closely with Hewitt, conducted a full evaluation of our long-term incentive compensation approach for all management employees, including the TEOs, during 2008. A survey was conducted by Hewitt of all of our management equity program participants to understand better the effectiveness of previous grants in aligning incentives with performance and retention. The Committee reviewed the survey responses and also engaged Hewitt to report on the type, amount and metrics of long-term incentive programs at comparable companies. The Committee reviewed the Hewitt analysis and the views of senior management including, our Chief Executive Officer.

After a full evaluation of the information, the Compensation Committee determined that for the 2008 annual grant structure a mix of approximately 50% options, 25% performance units and 25% restricted stock would best align the incentives of senior management with the shareholders’ interests of motivating long-term performance and management retention. The Committee took special note that the previous restricted stock and restricted stock unit programs had not vested and that the Company did not have an effective retention program in place for the TEOs. Consequently, in addition to a normal annual grant, the Committee determined that it was in the shareholders’ best interest to establish in 2008 a restricted stock grant designed to achieve a commitment by the senior executives of the Company to remain with the business for the next three years. The Committee, in consultation with Hewitt, designed the 2008 Restricted Stock grant to achieve this retention objective. Finally, the Committee recognized that the long-term incentive program for Messrs. Reed, Vermylen, O’Neill and Walsh expired on January 2, 2008. Instead of making a grant at that time the Compensation Committee decided to delay their grants to June 27, 2008 so that all annual grants are made at the same time to all management team members. The Committee elected to adjust the grant size to reflect 17 months instead of 12 months to equitably reflect the delayed timing of the grant. The grant for each of our TEOs is listed in the 2008 Grants of Plan Based Awards Table on page 21 of this Proxy Statement.

2008 Option Grant Features

The TEOs and certain other senior managers of the Company received stock option grants which were issued on June 27, 2008. We used this date because it coincides with the anniversary of our first public offering. We believe it is good corporate governance to select a grant date that is consistent on an annual basis. These options have a strike price of $24.06 and vest ratably over a three year period on the anniversary of the grant date. They expire on the tenth anniversary of the grant.

2008 Performance Unit Features

The TEOs and certain other senior managers of the Company received performance units that were issued on June 27, 2008. The performance units vest on June 27, 2011 based on achieving targeted operating net income of $30.9 million for the six month period from July 1, 2008 through December 31, 2008; $53.84 million for fiscal year 2009; $58.14 million for fiscal year 2010 and $142.96 million cumulatively over the entire period. The number of units that will be awarded is based on the level of achievement relative to the targets. There is no payout below 80% achievement, and up to 200% if achievement meets or exceeds 120% of the targets. Vested units pay out in cash or shares of the Company’s common stock at the discretion of the Compensation Committee.

2008 Restricted Stock Features

The TEOs and certain other managers of the Company received an annual restricted stock grant and a retention restricted stock grant that were issued on June 27, 2008. These restricted stock grants vest ratably over a three year period on the anniversary of the grant date. No restricted stock awards will vest in any year in which the Company is not profitable.

General Compensation Matters

All matters of our executive compensation programs are reviewed and approved by the Compensation Committee of the Board of Directors. This includes approving both the amounts of compensation and the timing of all grants. The Compensation Committee is given full access to compensation experts, and has elected to use Hewitt to provide consulting services with respect to the Company’s executive compensation practices including salary, bonus, perquisites, equity incentive awards, deferred compensation and other matters. The Compensation Committee regularly meets with Hewitt representatives without the presence of Company management.

More details regarding the employment agreements of our management investors are summarized below.

Executive Perquisites:  We annually review the Company’s practices for executive perquisites with the assistance of our compensation consultant. We believe that the market trend is moving toward a cash allowance in lieu of various specific executive benefits such as automobile plans, financial planning consulting or club fees. We have granted an annual allowance of $25,000 to Mr. Reed, $15,000 to Mr. Vermylen and $10,000 to Messrs. O’Neill, Walsh and Riordan to cover these types of benefits. This approach reduces the administrative burden of such programs and satisfies the desire to target market practices. These allowances are not included as eligible compensation for bonus or other purposes and do not represent a significant portion of the executive’s total compensation. Our Board has also adopted policies regarding the personal use of the company owned aircraft by our TEOs. Generally, personal use is permitted, subject to availability. Personal use of the Company aircraft is principally that of our Chief Executive Officer. Personal use by other TEOs is infrequent. We calculate compensation for personal use based on the incremental costs of operating the aircraft. The largest single component of this cost is fuel. The 2008 Summary Compensation Table beginning on page 20 of this proxy statement contains itemized disclosure of all perquisites to our TEOs, regardless of amount.

Deferred Compensation Plan:  Our Deferred Compensation Plan allows certain employees, including the TEOs, to defer receipt of salary and/or bonus payments. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the plan. We do not “match” amounts that are deferred by employees in the Deferred Compensation Plan except to the extent that employees in the plan have their match in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan. In those cases, the lost match would be credited to the Deferred Compensation Plan. Distributions are paid either upon termination of employment or at a specified date (at least two years after the original deferral) in the future, as elected by the employee. The employee may elect to receive payments in either a lump sum or a series of installments. Participants may defer up to 100% of salary and bonus payments. The Deferred Compensation Plan is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts due. When such payments are due to employees, the cash will be distributed from our general assets.

We provide deferred compensation to permit our employees to save for retirement on a tax-deferred basis. The Deferred Compensation Plan permits them to do this while also receiving investment returns on deferred amounts, as described above. We believe this is important as a retention and recruitment tool as many if not all of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Employment Agreements:  We have entered into employment agreements with Messrs. Reed, Vermylen, O’Neill, Walsh and Riordan. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the employment agreements. The agreements also provide for benefits, upon a qualifying event or circumstance after there has been a “Change-in-Control” (as defined in the agreements) of the Company. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our TEOs had termination occurred on December 31, 2008, is found under the heading “Potential Payments upon Termination or Change-in-Control” beginning on page 25 of this proxy statement.

We believe these severance programs are an important part of overall arrangements for our TEOs. We also believe these agreements will help to secure the continued employment and dedication of our TEOs prior to or following a change in control, without concern for their own continued employment. We also believe it is in the best interest of our shareholders to have a plan in place that will allow management to pursue all alternatives for the Company without undue concern for their own financial security. We also believe these agreements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees. We have received consulting services from Hewitt with regard to market practices in an evaluation of severance programs.

In 2008, we amended the agreements with Messrs. Reed, Vermylen, O’Neill and Walsh to delay payments for six months in certain circumstances to conform to recently adopted deferred compensation rules contained in Internal Revenue Code Section 409A.

401(k) Savings Plan:  Under our TreeHouse Foods Savings Plan (the “Savings Plan”), a tax-qualified retirement savings plan, employees, including our TEOs, may contribute up to 20 percent of regular earnings on a before-tax basis into their Savings Plan accounts (subject to IRS limits). Total contributions may not exceed 20 percent of regular earnings. In addition, under the Savings Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first two percent of their regular earnings and fifty cents for each additional dollar contributed on the next four percent of their regular earnings. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions as directed by the IRS.

In 2008, the Savings Plan limited the “annual additions” that could be made to an employee’s account to $46,000 per year. “Annual additions” include our matching contributions and before-tax contributions made by the employee under Section 401(k) of the Internal Revenue Code.

Of those annual additions, the 2008 maximum before-tax contribution was $15,500 per year. In addition, no more than $230,000 of annual compensation in 2008 may be taken into account in computing benefits under the Savings Plan.

Participants age 50 and over may also contribute, on a before-tax basis, and without regard to the $46,000 limitation on annual additions or the $15,500 general limitation on before-tax contributions, catch-up contributions of up to $5,000 per year.

Tax Treatment of Executive Compensation:  Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million for the Chief

Executive Officer, Chief Financial Officer of the Company and each of the other three most highly compensated executive officers. Our plans link all of our key incentive programs to the financial performance of the Company, therefore, we believe that we will preserve the deductibility of the executive compensation payments.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth annual and long-term compensation for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers during 2008, as well as certain other compensation information for the named officers during the years indicated.

2008 Summary Compensation Table

			Non-Equity
			Incentive Plan	Other	Stock	Option	All Other
		Salary	Compensation	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(a)	($)	($)(b)	($)(c)	($)(d)	($)

Sam K. Reed	2008	827,250	1,045,306	0	1,978,505	909,883	123,309	4,884,253
Chief Executive Officer	2007	798,958	485,314	0	2,489,419	1,510,187	36,475	5,320,353
	2006	771,875	1,046,950	0	4,592,853	1,510,187	36,275	7,958,140

David B. Vermylen	2008	551,833	557,832	0	1,395,198	572,970	40,791	3,118,624
President and Chief Operating Officer	2007	532,917	258,995	0	1,659,617	1,006,793	25,710	3,484,032
	2006	514,583	558,400	0	3,061,907	1,006,793	25,510	5,167,193

Dennis F. Riordan	2008	384,167	292,862	0	219,533	408,956	20,504	1,326,022
Senior Vice President and Chief Financial	2007	360,417	131,370	0	140,761	302,714	20,197	955,459
Officer	2006	350,000	283,250	46,602	0	230,853	19,997	930,702

Thomas E. O’Neill	2008	386,250	292,862	0	963,487	391,897	20,516	2,055,012
Senior Vice President, General Counsel and	2007	372,875	135,900	0	1,131,556	686,445	20,197	2,346,973
Chief Administrative Officer	2006	360,208	293,150	0	2,087,656	686,445	19,997	3,447,456

Harry J. Walsh	2008	386,250	292,862	0	963,487	391,897	20,516	2,055,012
Senior Vice President of TreeHouse Foods, Inc	2007	372,875	135,900	0	1,131,556	686,445	20,197	2,346,973
President of Bay Valley Foods, LLC	2006	360,208	293,150	0	2,087,656	686,445	19,997	3,447,456

a)	The amounts shown in this column include payments made under our Annual Incentive Plan. At the beginning of each year, the Compensation Committee sets target bonuses and performance criteria that will be used to determine whether and to what extent the TEOs will receive payments under the Annual Incentive Plan. For fiscal 2008, the Compensation Committee selected operating net income and cash flow as the relevant performance criteria.

b)	The awards shown in this column include restricted stock, restricted stock units and performance units granted under our Equity and Incentive Plan in 2005, 2007 and 2008. No restricted stock, restricted stock units or performance units were granted in 2006. The amounts listed above are based on the compensation expense recognized pursuant to Statement of Financial Accounting Standards No. FAS 123R, disregarding any estimates of forfeitures. For a detailed description of the assumptions used in the valuation of these awards, please see Note 13 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2008 and 2007.

c)	The awards shown in this column include stock options granted under our Equity and Incentive Plan in 2005, 2006, 2007 and 2008. The amounts listed above are based on the compensation expense recognized pursuant to Statement of Financial Accounting Standards No. FAS 123R, disregarding any estimates of forfeitures. For a detailed description of the assumptions used in the valuation of these awards, please see Note 13 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2008 and 2007.

d)	The amounts shown in this column include matching contributions under the Company’s 401(k) plan, life insurance premiums, cash payments in lieu of perquisites and personal use of the Company’s corporate aircraft.

DETAILS BEHIND ALL OTHER COMPENSATION COLUMNS

	Registrant	Insurance	Cash Payment in
Name	Defined Contribution	Premiums	Lieu of Perquisites	Aircraft Usage	Total

Sam K. Reed	$9,200	$2,786	$25,000	$86,323	$123,309
David B. Vermylen	$9,200	$1,876	$15,000	$14,715	$40,791
Dennis F. Riordan	$9,200	$1,304	$10,000	$0	$20,504
Thomas E. O’Neill	$9,200	$1,316	$10,000	$0	$20,516
Harry J. Walsh	$9,200	$1,316	$10,000	$0	$20,516

2008 Grants of Plan Based Awards

The following table sets forth annual and long-term compensation for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers during 2008, as well as certain other compensation information for the named officers during the years indicated.

2008 GRANTS OF PLAN BASED AWARDS

		Estimated			Estimated
		Future	Estimated	Estimated	Future	Estimated
		Payouts	Future	Future	Payouts	Future	Estimated	All Other	Exercise
		Under	Payouts	Payouts	Under	Payouts	Future	Option	or
		Non-Equity	Under Non-	Under	Equity	Under	Payouts	Awards:	Base	Grant Date
		Incentive	Equity	Non-Equity	Incentive	Equity	Under	Number of	Price	Fair Value of
		Plan	Incentive Plan	Incentive Plan	Plan	Incentive	Equity	Securities	Of	Stock and
		Awards:	Awards:	Awards:	Awards:	Plan	Incentive Plan	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Awards:	Awards:	Options	Awards	Awards
Name	Date	($(a)	$(a)	$(a)	#(b)	Target #(b)	Maximum #(b)	(#)(c)	($/Sh)	$

Sam K. Reed	1/1/08	0	832,000	1,664,000	0	0	0	0	0	0
	6/27/08	0	0	0	0	0	0	114,800	$24.06	$928,732
	6/27/08	0	0	0	0	25,500	25,500	0	0	$613,530
	6/27/08	0	0	0	0	180,000	180,000	0	0	$4,330,800
	6/27/08	0	0	0	0	25,500	51,000	0	0	$613,530
David B. Vermylen	1/1/08	0	444,000	888,000	0	0	0	0	0	0
	6/27/08	0	0	0	0	0	0	51,600	$24.06	$417,444
	6/27/08	0	0	0	0	11,500	11,500	0	0	$276,690
	6/27/08	0	0	0	0	150,000	150,000	0	0	$3,609,000
	6/27/08	0	0	0	0	11,500	23,000	0	0	$276,690
Dennis F. Riordan	1/1/08	0	233,100	466,200	0	0	0	0	0	0
	6/27/08	0	0	0	0	0	0	25,500	$24.06	$206,295
	6/27/08	0	0	0	0	5,700	5,700	0	0	$137,142
	6/27/08	0	0	0	0	18,000	18,000	0	0	$433,080
	6/27/08	0	0	0		5,700	11,400	0	0	$137,142
Thomas E. O’Neill	1/1/08	0	233,100	466,200	0	0	0	0	0	0
	6/27/08	0	0	0	0	0	0	36,100	$24.06	$292,049
	6/27/08	0	0	0	0	8,000	8,000	0	0	$192,480
	6/27/08	0	0	0	0	105,000	105,000	0	0	$2,526,300
	6/27/08	0	0	0	0	8,000	16,000	0	0	$192,480
Harry J. Walsh	1/1/08	0	233,100	466,200	0	0	0	0	0	0
	6/27/08	0	0	0	0	0	0	36,100	$24.06	$292,049
	6/27/08	0	0	0	0	8,000	8,000	0	0	$192,480
	6/27/08	0	0	0	0	105,000	105,000	0	0	$2,526,300
	6/27/08	0	0	0	0	8,000	16,000	0	0	$192,480

(a)	Consists of awards under our annual incentive plan. In each case, approximately 126% of the target amount was actually earned by each TEO and is reported as Non-Equity Incentive Plan Compensation in the 2008 Summary Compensation Table.

(b)	Consists of Performance Units that permit the holder to earn between 0% and 200% of the award, based on the criteria as described in footnote (e) on page 24 of this proxy statement. Also included are Restricted Stock Awards. The amount of Restricted Stock is not subject to change, and will vest on an annual basis over three years, subject to operating net income for the previous twelve months being greater than $0. Restricted Stock was issued as follows: Sam K. Reed — 25,500 and 180,000, David B. Vermylen — 11,500 and 150,000,

Dennis F. Riordan — 5,700 and 18,000, Thomas E. O’Neill — 8,000 and 105,000, Harry J. Walsh — 8,000 and 105,000.

(c)	Consists of Stock Option Awards, that vest on an annual basis over three years.

Employment Agreements

On January 27, 2005, the Company entered into employment agreements with Messrs. Reed, Vermylen, O’Neill and Walsh. These individuals are referred to as the “management investors.” The terms of these employment agreements are substantially similar, other than the individual’s title, salary, bonus, option, restricted stock and restricted stock unit entitlements. The employment agreements provided for a three-year term ending on June 28, 2008. The employment agreements also provide for one-year automatic extensions absent written notice from either party of its intention not to extend the agreement.

Under the employment agreements, each management investor is entitled to a base salary at a specified annual rate, plus an incentive bonus based upon the achievement of certain performance objectives to be determined by the Board. The employment agreements also provide that each management investor will receive restricted shares and restricted stock units of our common stock and options to purchase additional shares of our common stock, subject to certain conditions and restrictions on transferability.

Each management investor is also entitled to participate in any benefit plan we maintain for our senior executive officers, including any life, medical, accident, or disability insurance plan; and any pension, profit sharing, retirement, deferred compensation or savings plan for our senior executive officers. We also will pay the reasonable expenses incurred by each management investor in the performance of his duties to us and indemnify the management investor against any loss or liability suffered in connection with such performance.

We are entitled to terminate each employment agreement with or without cause (as defined in the employment agreements). Each management investor is entitled to terminate his employment agreement for good reason, which includes a reduction in base salary or a material alteration in duties and responsibilities or for certain other specified reasons, including the death, disability or retirement of the management investor. If an employment agreement is terminated without cause by us or with good reason by a management investor, the management investor will be entitled to a severance payment equal to two times (or three times, in the case of Mr. Reed) the sum of the annual base salary payable and the target bonus amount owed to the management investor immediately prior to the end of the employment period plus any incentive bonus the management investor would have been entitled to receive for the calendar year had he remained employed by the Company. If an employment agreement is terminated under the same circumstances and within 24 months after a change of control of the Company, the management investor will be entitled to a severance payment equal to three times the annual base salary and target bonus amount payable to the management investor immediately prior to the end of the employment period, plus any incentive bonus the management investor would have been entitled to receive for the calendar year had he remained employed by us.

In 2008, we amended the agreements with Messrs. Reed, Vermylen, O’Neill and Walsh to delay payments for six months in certain circumstances to conform to recently adopted deferred compensation rules contained in Internal Revenue Code Section 409A.

On November 7, 2008 the Company entered into an employment agreement with Mr. Riordan. The terms and conditions of the Riordan employment agreement are similar in all material respects to the management investor agreements with regard to salary, bonus, benefits plans and severance except that the restricted shares, restricted stock units and options provided to the management investors in 2005 are not included since Mr. Riordan has been receiving long-term incentive grants which are summarized in the tables above and described below since he joined the Company on January 3, 2006.

Awards

The grant for each TEO is listed in the 2008 Grants of Plan Based Awards Table on page 21 above. The significant features of the 2008 equity incentives are as follows:

2008 Option Grant Features

The TEOs and certain other senior managers of the Company received stock option grants which were issued on June 27, 2008 with a strike price of $24.06. The options vest ratably over a three year period on the anniversary of the grant date and expire on the tenth anniversary of the grant.

2008 Performance Unit Features

The TEOs and certain other senior managers of the Company received performance units which were issued on June 27, 2008 which vest on June 27, 2011 based upon achievement of a targeted operating net income of $30.9 million for the six month period from July 1, 2008 through December 31, 2008, $53.84 million for fiscal year 2009, $58.14 million for fiscal year 2010 and $142.96 million cumulatively over the entire period. The number of units is subject to adjustment based upon achievement of targets with no payout below 80% and up to 200% if achievement meets or exceeds 120% of the targets. Vested units pay out in cash or shares of the Company’s Common Stock at the discretion of the Compensation Committee.

2008 Restricted Stock Features

The TEOs and other managers of the Company received an annual restricted stock grant and a retention restricted stock grant that were issued on June 27, 2008, and vest ratably over a three year period on the anniversary of the grant date. No restricted stock awards will vest in any year in which the Company is not profitable.

Salary and Bonus in Proportion to Total Compensation

We believe our key stakeholders, including shareholders and employees, are best served by having our executives focused and rewarded based on the long-term results of the Company. In 2005, in addition to stock options, we awarded 2% of the outstanding stock of the Company in the form of restricted shares and an additional 2% of the outstanding shares in the form of restricted stock units to the original five management investors of the Company. These include Messrs. Reed, Vermylen, O’Neill and Walsh, along with Mr. McCully who retired in April 2006. All of the restricted stock and restricted units are performance based, which means the Company must meet certain performance goals in order for the awards to vest. In 2008, we included our TEOs in the annual grant, and awarded them a combination of stock options, restricted stock and performance units. Please see “Compensation Discussion and Analysis” beginning on page 14 of this proxy statement for a description of the objectives of our compensation program and overall compensation philosophy.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
					Equity Incentive		Equity Incentive
	Number of	Number of			Plan Awards:		Plan Awards:
	Securities	Securities			Number		Market
	Underlying	Underlying			of Unearned		or Payout Value of
	Unexercised	Unexercised			Shares,		Unearned Shares,
	Options	Options	Option	Option	Units, or Other		Units, or Other
	Exercisable	Unexercisable	Exercise	Expiration	Rights that Have		Rights that have
Name	(#)	(#)(a)	Price ($)	Date	not Vested(#)		not Vested($)

Sam K. Reed	410,377	0	29.65	6/28/2015	208,211	(b)	5,671,668
		114,800	24.06	6/27/2018	214,257	(c)	5,836,361
					25,500	(d)	694,620
					180,000	(d)	4,903,200
					25,500	(e)	694,620
David B. Vermylen	273,585	0	29.65	6/28/2015	138,808	(b)	3,781,130
		51,600	24.06	6/27/2018	142,838	(c)	3,890,907
					11,500	(d)	313,260
					150,000	(d)	4,086,000
					11,500	(e)	313,260
Dennis F. Riordan	66,659	33,341	18.60	1/3/2016	12,000	(b)	326,880
	15,698	31,402	26.48	6/27/2017	5,700	(d)	155,268
					18,000	(d)	490,320
		25,500	24.06	6/27/2018	5,700	(e)	155,268
Thomas E. O’Neill	186,534	0	29.65	6/28/2015	94,641	(b)	2,578,021
		36,100	24.06	6/27/2018	97,390	(c)	2,652,904
					8,000	(d)	217,920
					105,000	(d)	2,860,200
					8,000	(e)	217,920
Harry J. Walsh	186,534	0	29.65	6/28/2015	94,641	(b)	2,578,021
		36,100	24.06	6/27/2018	97,390	(c)	2,652,904
					8,000	(d)	217,920
					105,000	(d)	2,860,200
					8,000	(e)	217,920

(a)	The unvested option award for each TEO with an option exercise price of $24.06, will vest in one-third increments beginning on the anniversary date of the grant, which was June 27, 2008. Mr. Riordan’s options will vest in one-third increments beginning on the anniversary date of the grant date of the awards, which were January 3, 2006, June 27, 2007, and June 27, 2008.

(b)	For this restricted stock, the Company must exceed the median shareholder return of the Comparator Group as measured each year on January 31. This restricted stock vests ratably over three years if the targeted return is achieved and has a 5-year term. As of January 31, 2009, no shares have vested.

(c)	For these restricted stock units, the Company’s closing share price must exceed $29.65 for any 20 consecutive trading day period, beginning June 28, 2008 through June 28, 2010. These restricted stock units vest ratably over three years if the targeted share price is achieved and have a 5-year term. As of December 31, 2008, no restricted stock units have vested.

(d)	Restricted stock granted on June 27, 2008 that vests annually on the grant date over a three-year period, subject to the Company having operating net income greater than $0.

(e)	Performance units granted on June 27, 2008 that vest on June 27, 2011 based on achievement of targeted operating net income of $30.9 million for the six month period from July 1, 2008 through December 31, 2008, $53.84 million for fiscal year 2009, $58.14 million for fiscal year 2010, and $142.96 million cumulatively over the entire performance period. The number of units is subject to adjustment based upon achievement of targets, with no payout below 80% and up to 200%, if achievement meets or exceeds 120% of these targets.

2008 OPTION EXERCISES AND STOCK VESTED

In 2008, no restricted shares or restricted stock units vested, and no options were exercised by TEOs.

2008 NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)(a)	($)	($)(b)	($)	($)

Sam K. Reed	255,343	0	(221,980)	0	577,853
David B. Vermylen	253,200	0	(430,674)	0	1,234,580
Dennis F. Riordan	0	0	0	0	0
Thomas E. O’Neill	0	0	0	0	0
Harry J. Walsh	0	0	0	0	0

(a)	Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” column in the 2008 Summary Compensation Table.

(b)	Amounts in this column are not included in the 2008 Summary Compensation Table on page 20 of this Proxy Statement.

The 2008 Nonqualified Deferred Compensation Table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 100% of their base salary and annual incentive plan payments under the Deferred Compensation Plan. Deferred Amounts are credited with earnings or losses based on the return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan, except to the extent that employees in the plan have their match in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan. Distributions are made in either a lump sum or an annuity as chosen by the executive at the time of the deferral.

The earnings on Mr. Reed’s Deferred Compensation Plan account were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Reed in advance and administered by an outside third party, which generated an annual loss of 27.75% in 2008. The earnings on Mr. Vermylen’s Deferred Compensation Plan account were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Vermylen in advance and administered by an outside third party, which generated an annual loss of 25.86% in 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted on page 19 of this Proxy Statement, we have entered into employment agreements with our TEOs. The employment agreements provide for payments of certain benefits, as described below, upon the termination of a TEO. The TEOs rights upon termination of his or her employment depend upon the circumstance of the termination. Central to an understanding of the rights of each TEO under the employment agreements is an understanding of the definitions of “Cause” and “Good Reason” that are used in the employment agreements. For purposes of the employment agreements:

•	We have Cause to terminate the TEO if the TEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of us or our subsidiaries, commission of a felony or other actions specified in the definition.

•	The TEO is said to have Good Reason to terminate his or her employment and thereby gain access to the benefits described below if we assign the TEO duties that are materially inconsistent with his or her position, reduce his or her compensation, call for relocation, or take certain other actions specified in the definition.

The employment agreements require, as a precondition to the receipt of these payments, that the TEO sign a standard form of release in which the TEO waives all claims that the TEO might have against us and certain associated individuals and entities. They also include non-compete and non-solicit provisions that would apply for a period of one year following the TEO’s termination of employment and non-disparagement and confidentiality provisions that would apply for an unlimited period of time following the TEO’s termination of employment.

The employment agreement for each TEO specifies the payment to each individual in each of the following situations:

•	Involuntary termination without cause or resignation with good reason

•	Retirement

•	Death or Disability

•	Termination without cause or with good reason after Change in Control

In the event of an involuntary termination of the employee without cause, or resignation by the employee for good reason, the TEO will receive two times the employee’s base salary and target bonus (three times in the case of Mr. Reed), and continuation of all health and welfare benefits for two years (three years in the case of Mr. Reed). In addition, any unvested options issued in connection with their employment agreement, shall become vested and exercisable and any restricted stock and restricted stock units outstanding and issued in connection with their employment agreement, shall continue to vest on the same terms that would have applied if the TEO’s termination had not occurred.

Hewitt Associates LLC has reviewed the existing change-in-control severance provisions of our TEOs relative to the current practices of our Comparator Group and has found our practices to be within the norms of the group.

The performance-based restricted stock and restricted stock units we granted in 2005 at the time of the spin-off and were intended to provide long-term incentive over a multi-year period. None of these awards have yet vested based upon the performance criteria. The stock options, restricted stock, performance based restricted stock and performance units issued in June 2008 are intended to ensure that our senior management is focused on long-term growth and profitability. None of these awards have vested. A change-in-control would cause these shares to fully vest and the full incremental value would be realized immediately. As these shares vest in the future based upon performance, we would expect this incremental value delivered upon a change-in-control to decrease significantly. This is also expected to significantly decrease the potential cost of excise tax gross-ups.

In the event of an involuntary termination of the employee without cause, or resignation by the employee for good reason within a 24 month period immediately following a change in control of the Company, the TEO will receive three times the amount of their base salary and target bonus, and continuation of all health and welfare benefits for three years. In addition, all unvested options shall become vested and exercisable and any restricted stock, and restricted stock units outstanding shall fully vest. The TEOs are eligible to receive a “gross-up” payment from the Company to the extent they incur excise taxes under section 4999 of the Internal Revenue Code.

In the event of death, disability or retirement, the TEO will receive no additional payment but all unvested options shall become vested and exercisable and any restricted stock, and restricted stock units outstanding shall continue to vest on the same terms that would have applied if the TEO’s death, disability or retirement had not occurred.

In 2008, the Company issued equity awards to our TEOs that are only subject to the terms and conditions of the Equity and Incentive Plan, and include stock options, restricted stock and performance units. In the event of a change in control, unvested stock options will become fully vested, the restrictions on the restricted stock will lapse, and the restrictions on the greater of the units awarded or accrued will lapse in full. In the event of death, disability, or retirement, unvested options will become fully vested, and a pro rata portion of the restricted stock that would be eligible for lapse of restrictions on the next anniversary date of the grant will lapse. No performance units will vest upon death, disability or retirement. Unvested stock options, restricted stock and performance units will be forfeited for any other reason of termination.

The tables below illustrate the payouts to each TEO under each of the various separation situations. The tables assume that the terminations took place on December 31, 2008.

Name of Participant: Sam K. Reed

				Involuntary
				Termination
				without
	Involuntary			Cause or
	Termination			Resignation
	without			for Good
	Cause or			Reason	Change in
	Resignation			Following	Control
	for Good	Retirement		Change in	Without
	Reason(1)	or Death	Disability	Control	Termination
	($)	($)	($)	($)	($)

Severance	5,025,946	0	0	5,025,946	0
Pro-rated Annual Incentives	0	0	0	832,000	0
Stock Options	0	365,064	365,064	365,064	365,064
Restricted Stock, Restricted Stock Units and Performance Units	0	932,970	932,970	17,800,468	17,800,468
Welfare Benefits	37,322	0	37,322	37,322	0
Excise Tax & Gross-Up	0	0	0	10,336,633	7,818,080

Aggregate Payments	5,063,268	1,298,034	1,335,356	34,397,433	25,983,612

(1)	Assumes Mr. Reed is acting as CEO at the time of involuntary or Good Reason Termination. If Mr. Reed were not acting in the capacity of CEO, termination would result in the full vesting of stock options, basic restricted shares and supplemental restricted shares.

Name of Participant: David B. Vermylen

				Involuntary
				Termination
				without
	Involuntary			Cause or
	Termination			Resignation
	Without			for Good
	Cause or			Reason	Change in
	Resignation			Following	Control
	for Good	Retirement		Change in	Without
	Reason	or Death	Disability	Control	Termination
	($)	($)	($)	($)	($)

Severance	2,018,380	0	0	3,017,380	0
Pro-rated Annual Incentives	0	0	0	444,000	0
Stock Options	0	164,088	164,088	164,088	164,088
Restricted Stock, Restricted Stock Units and Performance Units	0	733,210	733,210	12,384,557	12,384,557
Welfare Benefits	25,048	0	25,048	37,572	0
Excise Tax & Gross-Up	0	0	0	7,177,237	5,665,129

Aggregate Payments	2,043,428	897,298	922,346	23,224,834	18,213,774

Name of Participant: Dennis F. Riordan

				Involuntary
				Termination
				without Cause
	Involuntary			or Resignation
	Termination			for Good
	Without			Reason	Change in
	Cause or			Following	Control
	Resignation	Retirement		Change in	Without
	for Good Reason	or Death	Disability	Control	Termination
	($)	($)	($)	($)	($)

Severance	1,255,881	0	0	1,877,481	0
Pro-rated Annual Incentives	0	0	0	233,100	0
Stock Options	0	392,954	392,954	392,954	392,954
Restricted Stock, Restricted Stock Units and Performance Units	0	107,598	107,598	1,127,736	1,127,736
Welfare Benefits	24,657	0	24,657	36,985	0
Excise Tax & Gross-Up	0	0	0	1,087,662	0

Aggregate Payments	1,280,538	500,552	525,209	4,755,918	1,520,690

Name of Participant: Thomas E. O’Neill

				Involuntary
				Termination
				without
				Cause or
	Involuntary			Resignation
	Termination			for Good
	Without			Reason	Change in
	Cause or			Following	Control
	Resignation for	Retirement		Change in	Without
	Good Reason	or Death	Disability	Control	Termination
	($)	($)	($)	($)	($)

Severance	1,255,881	0	0	1,877,481	0
Pro-rated Annual Incentives	0	0	0	233,100	0
Stock Options	0	114,798	114,798	114,798	114,798
Restricted Stock, Restricted Stock Units and Performance Units	0	513,020	513,020	10,968,077	10,968,077
Welfare Benefits	24,721	0	24,721	37,081	0
Excise Tax & Gross-Up	0	0	0	5,926,219	4,977,320

Aggregate Payments	1,280,602	627,818	652,539	19,156,756	16,060,195

Name of Participant: Harry J. Walsh

				Involuntary
				Termination
				without
				Cause or
	Involuntary			Resignation
	Termination			for Good
	Without			Reason	Change in
	Cause or			Following	Control
	Resignation for	Retirement		Change in	Without
	Good Reason	or Death	Disability	Control	Termination
	($)	($)	($)	($)	($)

Severance	1,255,881	0	0	1,877,481	0
Pro-rated Annual Incentives	0	0	0	233,100	0
Stock Options	0	114,798	114,798	114,798	114,798
Restricted Stock, Restricted Stock Units and Performance Units	0	513,020	513,020	10,968,077	10,968,077
Welfare Benefits	22,938	0	22,938	34,407	0
Excise Tax & Gross-Up	0	0	0	5,925,903	4,978,341

Aggregate Payments	1,278,819	627,818	650,756	19,153,766	16,061,216

2008 DIRECTOR COMPENSATION

Directors who are our employees of the Company receive no additional fee for service as a director. Non-employee directors receive a combination of cash payments, equity-based compensation, and reimbursements as shown in the table below.

	Fees Earned		Restricted
	or Paid	Option	Stock
	in Cash	Awards	Units
	($)	($)	($)	Total
Name	(a)	(b)	(c)	($)

George V. Bayly	77,500	63,864	44,511	185,875
Gregg L. Engles	2,250	37,980	0	40,230
Diana S. Ferguson	73,801	10,049	44,511	128,361
Frank J. O’Connell	71,000	85,540	44,511	201,051
Ann M. Sardini	60,000	2,416	44,511	106,927
Gary D. Smith	69,500	63,864	44,511	177,875
Terdema L. Ussery, II	76,250	85,540	44,511	206,301

(a)	Consists of the amounts described below under “Cash Compensation.” With respect to Mr. Smith, includes $5,000 paid for service as lead independent director. With respect to Mr. Bayly, includes $10,000 paid for service as Chairman of the Audit Committee. With respect to Mr. O’Connell, includes $5,000 paid for service as Chairman of the Nominating and Corporate Governance Committee. With respect to Mr. Ussery, includes $5,000 paid for service as Chairman of the Compensation Committee.

(b)	The awards shown in this column constitute stock options granted under our Long-Term Incentive Plan. As of December 31, 2008, Messrs. Bayly, O’Connell, Smith and Ussery had outstanding 22,499 options, Ms. Ferguson had outstanding 3,500 options and Ms. Sardini had outstanding 1,300 options under the Long-Term Incentive Plan. Mr. Engles had a total of 31,321 options outstanding, which consists of grants from the Company in 2007 of 8,200 options plus 23,121 options he received in connection with the spin-off of the Company from Dean Foods. The amounts shown above are based on the compensation expense recognized for these awards pursuant to Statement of Financial Accounting Standards No. 123R. See Note 13 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2008 and 2007.

(c)	In 2008, each director (except for Mr. Engles, whose Term expired in May 2008 and did not seek re-election) was granted 3,700 restricted stock units with a grant date fair value of $24.06. The amounts are based on the compensation expense recognized for the award pursuant to Statement of Financial Accounting Standards No. 123R. See Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. The restricted stock units will vest on June 27, 2009 and are payable per the deferral election chosen by each director. As of December 31, 2008, Messrs. Bayly, O’Connell, Smith and Ussery and Ms. Ferguson and Ms. Sardini, have 3,700 restricted stock units outstanding under the Long-Term Incentive Plan.

Cash Compensation

Directors who are not employees of the Company receive a fee of $45,000 per year plus $1,500 per board and committee meeting attended in person, and $750 for meetings attended telephonically.

Equity-Based Compensation

To ensure that directors have an ownership interest aligned with other stockholders, each outside director will be granted options and/or restricted shares of the Company’s stock having a value determined by the Board.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

No member of the Compensation Committee was, during the year ended December 31, 2008, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board of Directors, during the year ended December 31, 2008.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following Committee reports shall not be deemed to be incorporated by reference into any such filings, except to the extent we specifically incorporate by reference a specific report into such filing. Further, the information contained in the following committee reports shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in any of these reports be treated as soliciting materials.

The Board of Directors has established three committees to help oversee various matters of the Company. These include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees operates under the guidelines of their specific charters. These charters may be reviewed on our website at www.treehousefoods.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) is currently composed of three independent directors, Ms. Sardini and Messrs. Bayly and Ussery, and operates pursuant to a written charter. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and to issue reports thereon. The Committee’s responsibility is to monitor and oversee these processes, and appoint, evaluate, and review the performance of the Audit Committee, and compensate the independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Deloitte & Touche LLP any relationships that may impact its objectivity and independence, and the Committee satisfied itself as to Deloitte & Touche LLP’s independence. The Committee has reviewed and discussed the financial statements with management. The Committee also discussed with management and Deloitte & Touche LLP the quality and adequacy of the Company’s internal controls and the internal audit department’s organization, responsibilities, budget and staffing. The Committee reviewed both with Deloitte & Touche LLP and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

Based on the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

In order to assure that the provision of audit and non-audit services provided by Deloitte & Touche LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve all audit services to be provided to the Company by Deloitte & Touche LLP, and all other services, including review, attestation and non-audit services, other than de minimis services that satisfy the requirements of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended, pertaining to de minimis exceptions.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

George V. Bayly, Chairman
Ann M. Sardini
Terdema L. Ussery, II

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is currently comprised of three independent directors, Mr. O’Connell, Ms. Ferguson and Ms. Sardini. The Nominating and Corporate Governance Committee met in February 2008 to propose the nominees whose election to the Company’s Board of Directors is a subject of this proxy statement. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Governance Committee will consider nominees who are recommended by stockholders, provided such nominees are recommended in accordance with the nominating procedures set forth in the Company’s By-laws. The Board of Directors adopted a charter for Nominating and Corporate Governance Committee in June 2005.

This report is respectfully submitted by the Nominating and Corporate Governance Committee of the Board of Directors.

Frank J. O’Connell, Chairman
Diana S. Ferguson
Ann M. Sardini

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of Ms. Ferguson and Messrs. Ussery and Smith. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s proxy statement to be filed in connection with the Company’s 2009 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Terdema L. Ussery, II, Chairman
Diana S. Ferguson
Gary D. Smith

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional services rendered for the audit of our annual financial statements and review of our quarterly reports on Form 10-Q and fees billed for other services rendered by Deloitte & Touche LLP for 2007 and 2008:

	2007	2008

Audit Fees	$1,458,594	$1,612,118
Audit-related Fees	0	0
Tax Fees	0	20,000
All other Fees	0	0

Total Fees	$1,458,594	$1,632,118

Audit fees include fees associated with the annual audit and reviews of the Company’s quarterly reports on Form 10-Q. Audit-related fees include consultation concerning financial accounting and Securities and Exchange Commission reporting standards. Tax fees include services rendered for tax advice and tax planning. All other fees are for any other services not included in the first three categories. The Audit Committee pre-approved all such services in accordance with the pre-approval policies described above under the heading “Committee Reports — Report of the Audit Committee” on page 30 of this Proxy Statement and determined that the independent accountant’s provision of non-audit services is compatible with maintaining the independent accountant’s independence.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2009 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-Laws. Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2010 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must send notice of such proposal to us so that we receive it no later than November 3, 2009. The notice provisions in our By-Laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2010, proper notice of the proposal must be received by us not less than 90 days or more than 120 days prior to the first anniversary of this year’s Annual Meeting. Stockholder proposals should be addressed to TreeHouse Foods, Inc., Two Westbrook Corporate Center, Suite 1070, Westchester, Illinois 60154, Attention: Corporate Secretary.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any stockholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such stockholder should also contact his, her or its broker directly. Stockholders who in the future wish to receive multiple copies may also contact the Company at Two Westbrook Corporate Center, Suite 1070, Westchester, Illinois 60154, attention: Investor Relations; (708) 483-1300.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact the Board of Directors, the non-management directors or any individual director (including the Lead Independent Director) by writing to them c/o TreeHouse Foods Corporate Secretary, Two Westbrook Corporate Center, Suite 1070, Westchester, Illinois 60154, and such mail will be forwarded to the director or directors, as the case may be.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has been advised that a representative of Deloitte & Touche LLP, its independent registered public accounting firm, will be present at the Annual Meeting, available to respond to appropriate questions and given an opportunity to make a statement if he or she so desires.

OTHER MATTERS

If any other matters properly come before the Annual Meeting, it is the intention of the person named in the enclosed form of proxy to vote the shares they represent in accordance with the judgments of the persons voting the proxies.

The Annual Report of the Company for the year ending December 31, 2008, was mailed to stockholders together with this proxy statement.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission’s website at www.sec.gov and on our website at www.treehousefoods.com. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549.

You may also request one free copy of any of our filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning Thomas E. O’Neill, Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary at our principal executive office: TreeHouse Foods, Inc., Two Westbrook Corporate Center, Suite 1070, Westchester, Illinois 60154, telephone (708) 483-1300.

By Order of the Board of Directors

Thomas E. O’Neill
Corporate Secretary

Appendix A

CORPORATE GOVERNANCE GUIDELINES: DIRECTOR INDEPENDENCE

Except as may otherwise be permitted by NYSE rules, a majority of the members of the Board shall be independent directors. To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and (2) in the Board’s judgment (based on all relevant facts and circumstances), the director does not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

A-1

Ple ase mark your votes as in dicated in X this example The Board of Directors recommends a vote FOR both nominees for director and FOR proposals 2 and 3 below.
FOR ALL WITHHOLD ON ALL *EXCEPTIONS FOR AGAINST ABSTAIN
1. Electio n of Directors 2. Ratification of Sele ction of Deloitte & Touche LLP as Independent Auditors. Nomin ees: (01) Frank J. O’Connell 3. To amend Article Fourth of the Company’s Certificate of (02) Terdema L. Ussery, II Incorporation to increase the number of authorized Shares of Common Stock, $0.01 par valu e, from 4 0,000,000 to 90,000,000.
(INSTRUCTIONS: To withhold authority to vote for any in dividual nominee, mark In their discretion, the proxies are authorized to vote upon any other business as the “Exceptions” box and write that nominee’s name in the space provid ed below.) may properly come before the meeting.
*Exceptions ___
Mark Here for Address Change or Comments
SEE REVERSE Signature Signature Date
Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. for an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.
FOLD AND DETACH HERE
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Proxies submitted by telephone or internet must be received by 11:59 p.m. Central Time, on April 29, 2009.
INTERNET http://www.eproxy.com/ths
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies Important notice regarding the Internet availability of to vote your shares in the same manner as if you marked, signed and returned your proxy card. proxy materials for the Annual Meeting of shareholders
The Proxy Statement and the 2008 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/ths

TREEHOUSE FOODS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS — APRIL 30, 2009
The undersigned appoints Sam K. Reed, David B.Vermylen and Thomas E. O’Neill, and each of them, attorneys and proxies, wit h the power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Sharehold ers of the Company to be held on April 30, 2009, and any adjournment thereof, upon the matters coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR BOTH NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.
YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE
(Continued and to be marked, dated and signed, on the other side)
BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250
FOLD AND DETACH HERE
You can now access your BNY Mellon Shareowner Services account online.
Access your BNY Mellon Shareowner Services shareholder/stockholder account onlin e via Investor ServiceDirect® (ISD).
The transfer agent for TreeHouse Foods, Inc., now makes it easy and convenient to get current information on your sharehold er account.
· View account status • View payment history for dividends
· View certif icate his tory • Make address changes
· View book-entry information • Obtain a duplicate 1099 tax form
Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time
****TRY IT OUT**** www.bnymellon.com/shareowner/is d
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Choose MLinkSM for fast,e asy and secure 24/7 onlin e access to your future proxy materials, in vestment plan statements, tax documents and more. Simply lo g on to Investor ServiceDirect® at www.bnymel on.com/shareowner/is d where step-by-step instructio ns will prompt you through enrollment.
00000
Ple ase fax al revisions to: 732-802-0260 or email to proxycards@bnymel onproduction.com
PRINT AUTHORIZATION
To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260
SIGNATURE:___DATE:___
(THIS BOXED AREA DOES NOT PRINT) Registered Quantity 1000.00